                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                           (Amendment No.           )

Filed by the Registrant                           /X/
Filed by a Party other than the Registrant        / /

Check the appropriate box:

/ /   Preliminary Proxy Statement
/ /   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/   Definitive Proxy Statement
/ /   Definitive Additional Materials
/ /   Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 Hot Topic, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

/X/   No fee required.
/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1.  Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

     2.  Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------

     4.  Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

     5.  Total fee paid:

         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.  Amount Previously Paid:

         -----------------------------------------------------------------------

     2.  Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------

     3.  Filing Party:

         -----------------------------------------------------------------------

     4.  Date Filed:

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
                                 HOT TOPIC, INC.
                              3410 POMONA BOULEVARD
                            POMONA, CALIFORNIA 91768

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON JUNE 3, 1997


TO THE SHAREHOLDERS OF HOT TOPIC, INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of HOT TOPIC, INC., a California corporation (the "Company"), will be held on Tuesday, June 3, 1997 at 10:00 a.m. local time at 3410 Pomona Boulevard, Pomona, California 91768, for the following purposes:

         1. To elect directors to serve for the ensuing year and until their successors are elected.

         2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending January 31, 1998.

         3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         The Board of Directors has fixed the close of business on April 22, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                        By Order of the Board of Directors

                                        /s/ Jay Johnson

                                        Jay A. Johnson
                                        Assistant Secretary

Pomona, California
May 1, 1997

         ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                 HOT TOPIC, INC.
                              3410 POMONA BOULEVARD
                            POMONA, CALIFORNIA 91768

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

                                  JUNE 3, 1997

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         The enclosed proxy is solicited on behalf of the Board of Directors of Hot Topic, Inc., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on June 3, 1997, at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 3410 Pomona Boulevard, Pomona, California 91768. The Company intends to mail this proxy statement and accompanying proxy card on or about May 1, 1997 to all shareholders entitled to vote at the Annual Meeting.

SOLICITATION

         The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such service.

VOTING RIGHTS AND OUTSTANDING SHARES

         Only holders of record of Common Stock at the close of business on April 22, 1997 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 22, 1997 the Company had outstanding and entitled to vote 4,618,331 shares of Common Stock.

         Except as provided below, each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the annual meeting. With respect to the election of directors, shareholders may exercise cumulative voting rights. Under cumulative voting, each holder of Common Stock will be entitled to seven votes for each share held. Each shareholder may give one candidate, who has been nominated prior to voting, all the votes such shareholder is entitled to cast or may distribute such votes among as many such candidates as such shareholder chooses. (However, no shareholder will be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and at least one shareholder has given notice at the meeting, prior to the voting, of his or her intention to cumulate votes). Unless the proxyholders are otherwise instructed, shareholders, by means of the accompanying proxy, will grant the proxyholders discretionary authority to cumulate votes.

         All votes will be tabulated by the inspector of election appointed for the meeting who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a matter is approved.


                                       1.

REVOCABILITY OF PROXIES

         Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Assistant Secretary of the Company at the Company's principal executive office, 3410 Pomona Boulevard, Pomona, California 91768, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

SHAREHOLDER PROPOSALS

         Proposals of shareholders that are intended to be presented at the Company's 1998 Annual Meeting of Shareholders must be received by the Company not later than December 30, 1997 in order to be included in the proxy statement and proxy relating to that Annual Meeting. Shareholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominations.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         There are seven nominees for the seven Board positions presently authorized pursuant to the Company's Bylaws. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, all such directors having been elected by the shareholders.

         Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below, subject to the discretionary power to cumulate votes. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

         The seven candidates receiving the highest number of affirmative votes cast at the meeting will be elected directors of the Company.

                        THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

         The names of the nominees and certain information about them are set forth below:

NAME                                               AGE     POSITION
----                                               ---     --------
Robert M. Jaffe .............................       45     Chairman of the Board of Directors
Orval D. Madden .............................       48     President, Chief Executive Officer and Director
Edgar F. Berner .............................       65     Director
Stanley E. Foster ...........................       69     Director
Jess R. Marzak ..............................       46     Director
George Peyser ...............................       65     Director
Cece Smith ..................................       52     Director


                                       2.

         Robert M. Jaffe has been Chairman of the Board of Directors of the Company since September 1992. Mr. Jaffe has served as President and Chief Executive Officer of Sorrento Associates, Inc. (the general partner of the Sorrento Venture funds, several of which are shareholders of the Company) since 1985. Mr. Jaffe previously was an investment banker with Merrill Lynch Capital Markets, Salomon Brothers and Goldman, Sachs & Company.

         Orval D. Madden founded Hot Topic in 1988, and has been the Company's President and Chief Executive Officer and a Director since its inception. Prior to founding Hot Topic, Mr. Madden was a Senior Vice President of Federated Department Stores' Children's Place and Accessory Place divisions, and was a Divisional Vice President for Carter-Hawley-Hale Stores' Broadway and Weinstock's Department Store division. In 1993, Mr. Madden was recognized as regional California retailing "Entrepreneur Of The Year" in a competition sponsored by Ernst & Young, Merrill Lynch, and Inc. Magazine.

         Edgar F. Berner has been a Director of the Company since 1990. Since 1991, Mr. Berner has served as Chairman of the Board of Sweet Factory, Inc., a retail candy store chain, and he also served as Chief Executive Officer of that Company from 1991 to January 1996. Prior to forming Sweet Factory, Mr. Berner was co-founder and Executive Vice President of Weekend Exercise Company. He has also held management positions with Fashion Conspiracy and The Price Club, and formerly served on the board of directors of Clothestime, Inc. and Edison Brothers. Mr. Berner currently serves as a director of Garden Fresh, Inc.

         Stanley E. Foster has been a Director of the Company since 1990. Mr. Foster is the President and CEO of Foster Investment Corporation, and the Chairman of Hang Ten International. He is also a director of Postal Annex, Accucom, Western Financial Savings Bank, WestCorp, and a former Chairman of the Executive Committee of Pace Membership Warehouse, Inc.

         Jess R. Marzak has been a Director of the Company since January 1996. Since January 1994, Mr. Marzak has served as a Managing Director of BankAmerica Ventures, a shareholder of the Company. Mr. Marzak is also a General Partner of BA Venture Partners I, a shareholder of the Company. Formerly, Mr. Marzak was a founding General Partner of Paragon Partners, a founding General Partner of Paragon Venture Partners II, L.P., and Vice President of Citicorp Venture Capital, Ltd.

         George Peyser has been a Director of the Company since 1994. From 1959 to 1991, he served as founder and CEO of Women's World, a specialty chain of women's apparel stores. He retired in 1991. Mr. Peyser currently serves on the board of directors of Prime Source, Inc., a national distributor of building products, and Sweet Factory, Inc.

         Cece Smith has been a Director of the Company since August 1994. Since September 1986, Ms. Smith has been a General Partner of Phillips-Smith Specialty Retail Group, L.P., a retail venture capital investment firm. Prior to founding Phillips-Smith, Ms. Smith was an Executive Vice President of Pearle Health Services, Inc. and President of Pearle's Medical Division. Ms. Smith serves as a director of several private retail companies including HSJ Holdings, Inc., a jewelry retailer and manufacturer doing business as Silverman's Jewelers, and Lil' Things, Inc., a chain of children's superstores. Since December 1996, Ms. Smith has served as the Deputy Chairman of the Federal Reserve Bank of Dallas, where she served as the Chairman from January 1994 to December 1996.

BOARD COMMITTEES AND MEETINGS

         During fiscal 1996 the Board of Directors held four meetings. The Board has an Audit Committee, a Compensation Committee and a Real Estate Committee.

         The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is


                                       3.

composed of three non-employee directors: Messrs. Jaffe, Berner and Marzak. It met three times during fiscal 1996.

         The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of three non-employee directors: Messrs. Jaffe, Foster and Marzak. It met two times during fiscal 1996.

         The Real Estate Committee evaluates and approves potential store sites. The Real Estate Committee consists of one employee director and three non-employee directors: Messrs. Madden, Berner and Peyser, and Ms. Smith. It met twelve times during fiscal 1996.

         During fiscal 1996, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

                                   PROPOSAL 2

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending January 31, 1998 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         Shareholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

                        THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.


                                       4.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the ownership of the Company's Common Stock as of February 16, 1997 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and
(iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock:

                                                              SHARES BENEFICIALLY OWNED (1)
                                                              -----------------------------
                                                                        NUMBER OF                   PERCENT OF
          DIRECTORS, OFFICERS AND 5% SHAREHOLDERS                         SHARES                      TOTAL
          ---------------------------------------                         ------                      -----
Robert M. Jaffe (2) ......................................                627,730                      13.6%
     Sorrento Associates, Inc.
     4370 La Jolla Village Drive, Suite 1040
     San Diego, CA  92122
Cece Smith (3) ...........................................                606,021                      13.2%
     Phillips-Smith Specialty Retail Group III, L.P.
     5080 Spectrum Drive, Suite 700 West
     Dallas, TX 75248
Jess R. Marzak (4) .......................................                505,018                      11.0%
     BankAmerica Ventures
     950 Tower Lane, Suite 700
     Foster City, CA  94404
Orval D. Madden (5) ......................................                326,987                       7.0%
     Hot Topic, Inc.
     3410 Pomona Boulevard
     Pomona, California  91768
FMR Corp. (6).............................................                300,000                       6.5%
     82 Devonshire Street
     Boston, MA  02109
Stanley E. Foster (7) ....................................                264,373                       5.7%
     Foster Investment Corporation
     705 12th Avenue
     San Diego, CA  92101
Edgar F. Berner (8) ......................................                 77,619                       1.7%
George Peyser (9) ........................................                 39,200                       *
Elizabeth M. McLaughlin (10) .............................                 29,699                       *
Jay A. Johnson (11).......................................                 18,032                       *
Marc R. Bertone (12) .....................................                 14,701                       *
Gregory J. Gillogly.......................................                  1,000                       *
All executive officers and directors as a group
(11 persons)(13)..........................................              2,510,380                      52.6%

--------------
*      Less than one percent.


                                       5.

(1) This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 4,599,675 shares outstanding on February 16, 1997, adjusted as required by rules promulgated by the SEC.

(2) Includes 194,015 shares held by, and 4,950 shares subject to options exercisable within 60 days of February 16, 1997 held by, Sorrento Ventures. Also includes 281,411 shares held by, and 6,050 shares subject to options exercisable within 60 days of February 16, 1997 held by, Sorrento Ventures II, L.P., and 141,304 shares held by Sorrento Ventures IIB, L.P. Mr. Jaffe is the President and Chief Executive Officer of Sorrento Associates, Inc., which is the general partner of Sorrento Ventures, Sorrento Equity Partners, L.P. and Sorrento Equity Partners II, L.P. Sorrento Equity Partners, L.P. is the general partner of Sorrento Ventures II, L.P. and Sorrento Equity Partners II, L.P. is the general partner of Sorrento Ventures IIB, L.P. Mr. Jaffe disclaims beneficial ownership of shares held by all such entities, except to the extent of his pecuniary or pro rata interest in such shares.

(3) Includes 606,021 shares held by Phillips-Smith Specialty Retail Group III, L.P., the general partner of which is Phillips-Smith Management Company. Ms. Smith is a general partner of Phillips-Smith Management Company. Ms. Smith disclaims beneficial ownership of all of such shares, except to the extent of her pecuniary or pro-rata interest in such shares.

(4) Includes 454,516 shares held by BankAmerica Ventures, of which Mr. Marzak is a Managing Director. Also includes 50,502 shares held by BA Venture Partners I, of which Mr. Marzak is a general partner. Mr. Marzak disclaims beneficial ownership of all shares held by BankAmerica Ventures. Mr. Marzak also disclaims beneficial ownership of all shares held by BA Venture Partners I, except to the extent of his proportionate general partnership interest therein.

(5) Includes 69,588 shares subject to options held by Mr. Madden exercisable within 60 days of February 16, 1997. Also includes 251,899 shares held jointly by Orval and LeAnn Madden, and 5,500 shares subject to options held by LeAnn Madden exercisable within 60 days of February 16, 1997.

(6) Includes 300,000 shares beneficially owned by Fidelity Management & Research Company ("Fidelity") as a result of Fidelity's role as investment adviser to various investment companies registered under
         Section 8 of the Investment Company Act of 1940, as amended. One such investment company, Fidelity Mid-Cap Stock Fund, holds 241,200 of such shares. FMR does not have voting power with respect to any shares, but has sole dispositive power with respect to all 300,000 shares.

(7) Includes 253,373 shares held by the Stanley E. Foster and Pauline M. Foster Trust of which Mr. Foster is Co-Trustee. Also includes 11,000 shares subject to options exercisable within 60 days of February 16, 1997.

(8) Includes 74,545 shares held by the Edgar F. Berner Trust, of which Mr. Berner is Trustee, and 1,500 shares held by the Julia A. Berner Trust, of which Mr. Berner's wife is the Trustee. Also includes 1,574 shares subject to options exercisable within 60 days of February 16, 1997.

(9) Includes 11,000 shares subject to options exercisable within 60 days of February 16, 1997.

(10) Includes 29,067 shares subject to options exercisable within 60 days of February 16, 1997.

(11) Includes 17,032 shares subject to options exercisable within 60 days of February 16, 1997.

(12) Includes 14,688 shares subject to options exercisable within 60 days of February 16, 1997.

(13) Includes 170,449 shares subject to options exercisable within 60 days of February 16, 1997.


                                       6.

COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(A)

         Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except the following: (i) Mr. Berner filed a late form 4 to report the purchase of 11,500 shares of Common Stock by affiliated entities in connection with the Company's initial public offering in September, 1996; (ii) Mr. Gillogly filed a late form 4 to report the purchase of 1,000 shares of Common Stock in connection with the Company's initial public offering in September, 1996; (iii) Mr. Jaffe filed a late form 4 to report the purchase of 15,000 shares of Common Stock by affiliated entities in connection with the Company's initial public offering; (iv) Mr. Johnson filed a late form 4 to report the purchase of 1,000 shares of the Common Stock in connection with the Company's initial public offering in September, 1996; (v) Mr. Madden filed a late form 4 to report the purchase of 1,000 shares of Common Stock in connection with the Company's initial public offering in September, 1996; (vi) Ms. McLaughlin filed a late form 4 to report the purchase of 500 shares of Common Stock in connection with the Company's initial public offering in September, 1996; (vii) Mr. Peyser filed a late form 4 to report the purchase of 8,000 shares of Common Stock in connection with the Company's initial public offering in September, 1996; and (viii) Mr. Marzak filed a late form 5 to report an automatic grant of stock options under the Company's Non-Employee Directors' Stock Option Plan in September, 1996.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

         As consideration for service on the Company's Board of Directors, each director is reimbursed for reasonable out-of-pocket expenses in connection with such director's travel to and attendance at Board and committee meetings. Non-employee directors receive a $1,000 fee for their attendance at each Board meeting and a $500 fee for their attendance at each committee meeting, except no director may be compensated more than $2,000 annually for meetings of a particular committee. Prior to September 23, 1996, non-employee directors of the Company were not compensated for Board and committee meetings attended. In fiscal 1996, the total compensation paid to non-employee directors was $13,500.

         Each non-employee director of the Company also receives stock option grants under the 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Only non-employee directors of the Company or an affiliate of such directors (as defined in the Code) are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Code.

         Option grants under the Directors' Plan are non-discretionary. On the date of each annual meeting of shareholders, each member of the Company's Board of Directors who is not an employee of the Company and has served as a non-employee director for at least 90 days, or an affiliate of such director, is automatically granted under the Directors' Plan, without further action by the Company, the Board of Directors or the shareholders of the Company, an option to purchase the number of shares (rounded to the nearest whole share) equal to $20,000 divided by the fair market value of one share of Common Stock on the date of grant. No other options may be granted at any time under the Directors' Plan. The exercise price of options granted under the Directors' Plan is the fair market value of the Common Stock subject to the option on the date of the option grant. An option granted under the Directors' Plan may not be exercised until the date upon which the optionee, or the affiliate of such optionee, as the case may be, has provided one year of continuous service as a non-employee director following the date of grant


                                       7.

of such option, whereupon such option shall become exercisable as to 25% of the option shares and 6.25% of the option shares shall become exercisable each quarter thereafter in accordance with its terms. The term of options granted under the Directors' Plan is ten years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, the vesting of each option will accelerate and the option will terminate if not exercised prior to the consummation of the transaction.

         During the last fiscal year, the Company granted options covering 6,666 shares to each non-employee director of the Company (in three cases to an affiliate of a non-employee director), at an exercise price per share of $18.00. The fair market value of such Common Stock on the date of grant was $18.00 per share (based on the price per share that Common Stock was offered to the public pursuant to the Company's initial public offering on September 24, 1996, the date of grant). As of February 16, 1997, no options had been exercised under the Directors' Plan.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table shows for the fiscal years ended February 3, 1996 and February 1, 1997, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four highest compensated executive officers of the Company who earned more than $100,000 in fiscal 1996 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                ANNUAL COMPENSATION        AWARDS
                                              -----------------------   ------------
                                                                         SECURITIES    ALL OTHER
NAME AND PRINCIPAL                              SALARY        BONUS      UNDERLYING     COMPEN-
POSITION                             YEAR         ($)         ($)(1)      OPTIONS      SATION($)
--------                             ----         ---         ------      -------      ---------
Orval D. Madden,                     1996      $200,000      $100,000      10,000      $8,673(2)
   President and Chief               1995      $185,000      $ 25,000      89,460      $7,531(2)
   Executive Officer
Jay A. Johnson,                      1996      $144,500      $ 55,000       2,500          --
   Chief Financial Officer and       1995      $ 93,000      $ 11,000      37,500          --
   Assistant Secretary (3)
Elizabeth M. McLaughlin,             1996      $148,000      $ 40,000      10,000      $2,202(4)
   Vice President, General           1995      $139,000      $ 13,000      37,500      $1,305(4)
   Merchandise Manager
Marc R. Bertone,                     1996      $145,250      $ 40,000       5,000          --
   Vice President,                   1995      $143,000      $ 13,000      23,500          --
   Real Estate and Construction
Gregory J. Gillogly,                 1996      $ 99,436      $ 20,000      25,000          --
   Vice President, Operations

--------------------

(1) 1996 amounts reflect bonuses earned in fiscal 1996 paid in fiscal 1997, and 1995 amounts reflect bonuses earned in fiscal 1995 and paid in fiscal 1996.

(2) Of these amounts $2,679 and $2,289 represent an automobile allowance in fiscal 1996 and fiscal 1995, respectively, and $5,993 and $5,241 represent long-term disability insurance payments in fiscal 1996 and fiscal 1995, respectively.

(3) Mr. Johnson joined the Company during fiscal 1995. If he had been employed by the Company during the entire fiscal year at the same annual base, his base salary for fiscal 1995 would have been $140,000.


                                       8.

(4)      Represents long-term disability payments.

                        STOCK OPTION GRANTS AND EXERCISES

         The Company grants options to its executive officers under its 1996 Equity Incentive Plan (the "1996 Plan"). As of February 16, 1997, options to purchase a total of 399,122 shares were outstanding under the 1996 Plan and options to purchase 316,914 shares remained available for grant thereunder.


                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth each grant of stock options made during the fiscal year ended February 1, 1997 to each of the Named Executive Officers:

                                            INDIVIDUAL GRANTS
                            -----------------------------------------------                         POTENTIAL REALIZABLE VALUE AT
                             NUMBER OF   % OF TOTAL                                                     ASSUMED ANNUAL RATES
                            SECURITIES    OPTIONS/                                                         OF STOCK PRICE
                              UNDER-     GRANTED TO               MARKET                                  APPRECIATION FOR
                               LYING     EMPLOYEES  EXERCISE OR    PRICE                                  OPTION TERM (3)
                              OPTIONS    IN FISCAL  BASE PRICE   ON DATE OF   EXPIRATION      --------------------------------------
NAME                         GRANTED(1)   YEAR(2)     ($/SH)       GRANT         DATE             0%            5%             10%
                            -----------  ---------- -----------  ----------   ----------      --------       --------       --------
Orval D. Madden               10,000        9.4%       $5.00       $6.72       04/16/06       $ 17,200       $ 59,462       $124,299
Jay A. Johnson                 2,500        2.4%       $5.00       $5.60       02/29/06       $  1,500       $ 10,305       $ 23,812
Elizabeth M. McLaughlin       10,000        9.4%       $5.00       $6.72       04/16/06       $ 17,200       $ 59,462       $124,299
Marc R. Bartone                5,000        4.7%       $5.00       $6.72       04/16/06       $  8,600       $ 29,731       $ 62,150
Gregory J. Gillogly           25,000       23.6%       $8.00       $8.60       05/08/06       $ 15,000       $150,212       $357,655

--------------------

         (1) Options become exercisable over a 4 year period with 25% vesting one year from the date of grant and 6.25% of the remaining shares vesting quarterly thereafter. The options will fully vest upon a change of control, as defined in the Company's option plans, unless the acquiring company assumes the options or substitutes similar options. The term of the options is ten years.

         (2) Based on options to purchase 106,000 shares granted to employees in fiscal 1996, including the Named Executive Officers.

         (3) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all shareholders.


                                       9.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

         There were no option exercises by the Named Executive Officers during the year ended February 1, 1997. The following table sets forth information with respect to the number and value of securities underlying unexercised options held by the Named Executive Officers as of February 1, 1997:

                                  NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                 UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                                -------------------------   ---------------------------
                                  OPTIONS AT FISCAL YEAR-END(1)    AT FISCAL YEAR-END(2)
NAME                            EXERCISABLE UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            ----------- -------------   -----------   -------------
Orval D. Madden ...........     66,275       33,185       $1,130,672       $526,250
Jay A. Johnson ............     14,063       25,937       $  232,639       $423,586
Elizabeth M. McLaughlin ...     26,722       20,778       $  457,788       $356,109
Marc R. Bertone ...........     13,219       15,281       $  224,773       $248,527
Gregory J. Gillogly .......         --       25,000               --       $293,750

--------------------

(1) Includes both "in-the-money" and "out-of-the-money" options. "In-the-money" options are options with exercise prices below the market price of the Company's Common Stock.

(2) Based on the fair market value of the Common Stock as of February 1, 1997. Amounts reflected are based on the fair market value minus the exercise price and do not indicate that the optionee sold such stock.

                              EMPLOYMENT AGREEMENTS

         The Company entered into an Employment Agreement and a Consulting Agreement with Mr. Madden in August 1994. The Employment Agreement with Mr. Madden was amended as to certain provisions therein in July 1996. The Employment Agreement provides for an employment term of three years and for an annual salary of $155,000, subject to increases and additional bonuses determinable by the Board of Directors. In addition, Mr. Madden is entitled to participate in any pension or profit sharing, health or other insurance plans offered by the Company and to ten days' vacation annually. The Employment Agreement may be terminated without cause by either party upon 12 months' notice, and terminated for cause under certain circumstances. The Consulting Agreement requires Mr. Madden to perform certain consulting services (up to ten hours per week) for one year following termination of his employment with the Company, if such employment is terminated for any reason other than his death or disability; provided the Company may elect not to engage Mr. Madden as a consultant if the Company has terminated him for cause. In his capacity as a consultant, Mr. Madden is entitled to compensation in the amount of the higher of $155,000 or his annual base salary at the time his employment terminates. During the term of the Consulting Agreement, Mr. Madden is prohibited from competing against the Company and from disclosing or using the Company's confidential information.

         The Company entered into a letter employment agreement with Ms. McLaughlin in August 1994, which provides for an annual salary of $120,000, subject to adjustment by the Company, and which incorporates certain consulting requirements. Either party may terminate the agreement without cause upon nine months' notice, and during such nine month period, Ms. McLaughlin will serve as a consultant to the Company (for a minimum of ten hours per week) and will be compensated at a rate of two-thirds her most recent annual base salary. The letter agreement prohibits Ms. McLaughlin from competing against the Company during such time.


                                      10.

                             EMPLOYEE BENEFIT PLANS

                           1996 EQUITY INCENTIVE PLAN

GENERAL

         In January 1993, the Company adopted, and the shareholders subsequently approved, the Company's 1993 Stock Option Plan (the "1993 Plan"). In June 1996, the Company adopted, and the shareholders subsequently approved, an amended and restated version of the 1993 Plan, and retitled it the 1996 Equity Incentive Plan (the "1996 Plan"). Under the 1996 Plan, 750,000 shares of the Company's Common Stock are reserved for issuance pursuant to the exercise of stock awards granted to employees, directors and consultants. There remained 316,914 shares of the Company's Common Stock reserved for issuance under the 1996 Plan as of February 16, 1997. The 1996 Plan will terminate in June 2006, unless sooner terminated by the Company's Board of Directors.

         The 1996 Plan provides for the grant of both incentive and nonstatutory stock options. Incentive stock options granted under the 1996 Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the 1996 Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of incentive and nonstatutory stock options.

PURPOSE

         The 1996 Plan was adopted to provide a means by which selected officers and employees of and consultants to the Company and its affiliates could be given an opportunity to purchase stock in the Company, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company. All of the Company's approximately 777 employees and consultants are eligible to participate in the 1996 Plan.

ADMINISTRATION

         The 1996 Plan is administered by the Board of Directors of the Company. The Board has the power to construe and interpret the 1996 Plan and, subject to the provisions of the 1996 Plan, to determine the persons to whom and the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration and other terms of the option. The Board of Directors is authorized to delegate administration of the 1996 Plan to a committee composed of not fewer than two members of the Board, who may also be "outside directors" within the meaning of Section 162(m) of the Code. The Board has delegated administration of the 1996 Plan to the Compensation Committee of the Board. As used herein with respect to the 1996 Plan, the "Board" refers to the Compensation Committee as well as to the Board of Directors itself.

ELIGIBILITY

         Incentive stock options may be granted under the 1996 Plan only to employees (including officers) of the Company and its affiliates. Stock awards other than incentive stock options and stock appreciation rights appurtenant thereto may be granted only to employees, directors or consultants.

         No option may be granted under the 1996 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. For incentive stock option grants, the aggregate fair market value, determined at the time of grant, of the


                                      11.

shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

STOCK SUBJECT TO THE 1996 PLAN

         If options granted under the 1996 Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the 1996 Plan. Stock options granted under the 1996 Plan may not exceed in the aggregate 750,000 shares of the Company's Common Stock.

TERMS OF OPTIONS

         The following is a description of the permissible terms of options under the 1996 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

         Exercise Price; Payment. The exercise price of incentive stock options under the 1996 Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the 1996 Plan may not be less than 85% of the fair market value of the Common Stock subject to the option on the date of the option grant. Deductions for compensation attributable to the exercise of such options with exercise prices below market value could be limited by Section 162(m). See "Federal Income Tax Information." At April 15, 1997, the closing price of the Company's Common Stock as reported on the Nasdaq National Market System was $25.50 per share.

         In the event of a decline in the value of the Company' s Common Stock, the Board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or nonstatutory, with new lower priced options. To the extent required by Section 162(m), an option repriced under the 1996 Plan is deemed to be canceled and a new option granted.

         The exercise price of options granted under the 1996 Plan must be paid either: (a) in cash at the time the option is exercised; or (b) at the discretion of the Board, (i) by delivery of other Common Stock of the Company,
(ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board.

         Option Exercise. Options granted under the 1996 Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the 1996 Plan typically vest over a four year period with 25% vesting one year from the date of grant and 6.25% of the remaining shares vesting quarterly thereafter. Shares covered by options granted in the future under the 1996 Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the 1996 Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at their exercise price should the optionee leave the employ of the Company before vesting. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of the Company or by a combination of these means.

         Term. The maximum term of options under the 1996 Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the 1996 Plan terminate 30 days after termination of the optionee's employment or relationship as a consultant or director of the Company or any affiliate of the Company, unless (a) such termination is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time within one year of such termination; (b) the optionee dies while employed by or serving as a consultant or director of the Company or any affiliate of the Company, or within 30 days after termination of such relationship, in which case the option may,


                                      12.

but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionee's death) within one year of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (c) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specified reasons.

ADJUSTMENT PROVISIONS

         If there is any change in the stock subject to the 1996 Plan or subject to any option granted under the 1996 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the 1996 Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan, the maximum number of shares which may be granted to an employee during a calendar year, and the class, number of shares and price per share of stock subject to such outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

         The 1996 Plan provides that, in the event of a dissolution or liquidation of the Company, specified type of merger or other corporate reorganization, to the extent permitted by law, any surviving corporation will be required to either assume options outstanding under the 1996 Plan or substitute similar options for those outstanding under such plan, or such outstanding options will continue in full force and effect. In the event that any surviving corporation declines to assume or continue options outstanding under the 1996 Plan, or to substitute similar options, then the time during which such options may be exercised will be accelerated and the options terminated if not exercised during such time. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an antitakeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

         The Board may suspend or terminate the 1996 Plan without shareholder approval or ratification at any time or from time to time. Unless sooner terminated, the 1996 Plan will terminate on June 14, 2006.

         The Board may also amend the 1996 Plan at any time or from time to time. However, no amendment will be effective unless approved by the shareholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (a) modify the requirements as to eligibility for participation (to the extent such modification requires shareholder approval in order for the Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 ("Rule 16b-3") of the Securities Exchange Act of 1934, as amended (the "Exchange Act")); (b) increase the number of shares reserved for issuance upon exercise of options; or (c) change any other provision of the Plan in any other way if such modification requires shareholder approval in order to comply with Rule 16b-3 or satisfy the requirements of Section 422 of the Code. The Board may submit any other amendment to the 1996 Plan for shareholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

RESTRICTIONS ON TRANSFER

         Under the 1996 Plan, an incentive stock option may not be transferred by the optionee otherwise than by will or by the laws of descent and distribution and during the lifetime of the optionee, may be exercised only by the optionee. A nonstatutory stock option may be transferred by the optionee upon such terms and conditions set forth in the Option Agreement. In any case, the optionee may designate in writing a third party who may exercise the option in the event of the optionee's death. In addition, shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer which the Board deems appropriate.


                                      13.

FEDERAL INCOME TAX INFORMATION

         Incentive Stock Options. Incentive stock options under the 1996 Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

         There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

         If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. Long-term capital gains currently are generally subject to lower tax rates than ordinary income. The maximum capital gains rate for federal income tax purposes is currently 28% while the maximum ordinary income rate is effectively 39.6% at the present time. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

         To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

         Nonstatutory Stock Options. Nonstatutory stock options granted under the 1996 Plan generally have the following federal income tax consequences:

         There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

         Potential Limitation on Company Deductions. As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add
Section 162(m), which denies a deduction to any publicly held corporation for compensation paid to covered employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

         Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with proposed Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that


                                      14.

the option is granted by a compensation committee comprised solely of "outside directors" and either: (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the shareholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by shareholders.

                          EMPLOYEE STOCK PURCHASE PLAN

GENERAL

         In June 1996, the Board of Directors adopted and the shareholders subsequently approved the Employee Stock Purchase Plan (the "Purchase Plan") authorizing the issuance of up to 150,000 shares of the Company's Common Stock. The shareholders of the Company approved the adoption of the Purchase Plan in June 1996. At February 16, 1997, an aggregate of 397 shares had been issued under the Purchase Plan and 149,603 shares remained for the grant of future rights under the Plan.

PURPOSE

         The purpose of the Purchase Plan is to provide a means by which key employees of the Company (and any parent or subsidiary of the Company designated by the Board of Directors to participate in the Purchase Plan) may be given an opportunity to purchase Common Stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company. As of February 1, 1997, approximately 61 of the Company's approximately 777 employees were eligible to participate in the Purchase Plan.

         The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

ADMINISTRATION

         The Purchase Plan is administered by the Board of Directors, which has the final power to construe and interpret the Purchase Plan and the rights granted under it. The Board has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether any parent or subsidiary of the Company shall be eligible to participate in such plan. The Board has the power to delegate administration of such plan to a committee of not less than two Board members. The Board may abolish any such committee at any time and revest in the Board the administration of the Purchase Plan.

OFFERINGS

         The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board. Generally, offerings occur every six months.

ELIGIBILITY

         Any person who is customarily employed at least 20 hours per week and five months per calendar year by the Company (or by any parent or subsidiary of the Company designated from time to time by the Board) on the first day of an offering period is eligible to participate in that offering under the Purchase Plan, provided such employee has been in the continuous employ of the Company for such continuous period preceding such grant as


                                      15.

the Board may require, not to exceed 2 years. Officers of the Company who are "highly compensated" as defined in the Code are not eligible to be granted rights under the Purchase Plan.

         Notwithstanding the foregoing, no employee is eligible for the grant of any rights under the Purchase Plan if, immediately after such grant, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options), nor will any employee be granted rights that would permit him to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company in any calendar year.

PARTICIPATION IN THE PLAN

         Eligible employees become participants in the Purchase Plan by delivering to the Company, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions of up to 10% of such employees' earnings during the purchase period.

PURCHASE PRICE

         The purchase price per share at which shares are sold in an offering under the Purchase Plan is the lower of (a) 85% of the fair market value of a share of Common Stock on the date of commencement of the offering, or (b) 85% of the fair market value of a share of Common Stock on the last day of the purchase period.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

         The purchase price of the shares is accumulated by payroll deductions over the offering period. At any time during the purchase period, a participant may reduce or terminate his or her payroll deductions. An eligible employee may begin such payroll deductions after the beginning of a purchase period, but only as provided in the offering. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of the Company. A participant may make additional payments into such account, if specifically provided for in the offering and only if the participant has not had the maximum amount withheld during the offering.

PURCHASE OF STOCK

         By executing an agreement to participate in the Purchase Plan, the employee is entitled to purchase shares under such plan. In connection with offerings made under the Purchase Plan, the Board specifies a maximum number of shares any employee may be granted the right to purchase and the maximum aggregate number of shares which may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number, the Board would make a pro rata allocation of shares available in a uniform and equitable manner. Unless the employee's participation is discontinued, his right to purchase shares is exercised automatically at the end of the purchase period at the applicable price. See "Withdrawal" below.

WITHDRAWAL

         While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable offering period.

         Upon any withdrawal from an offering by the employee, the Company will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of stock on the employee's behalf during such offering, and such employee's interest in the offering will


                                      16.

be automatically terminated. The employee is not entitled to again participate in such offering. An employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the Purchase Plan.

TERMINATION OF EMPLOYMENT

         Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest.

RESTRICTIONS ON TRANSFER

         Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

DURATION, AMENDMENT AND TERMINATION

         The Board may suspend or terminate the Purchase Plan at any time. Unless terminated earlier, such plan will terminate in June, 2006.

         The Board may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the shareholders within 12 months of its adoption by the Board if the amendment would (a) increase the number of shares of Common Stock reserved for issuance under the Purchase Plan, (b) modify the requirements relating to eligibility for participation in the Purchase Plan, or
(c) modify any other provision of the Purchase Plan in a manner that would materially increase the benefits accruing to participants under the Purchase Plan, if such approval is required in order to comply with the requirements of Rule 16b-3 under the Exchange Act.

         Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of such plan without consent of the person to whom such rights were granted.

EFFECT OF CERTAIN CORPORATE EVENTS

         In the event of a dissolution, liquidation or specified type of merger of the Company, the surviving corporation either will assume the rights under the Purchase Plan or substitute similar rights, or the exercise date of any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to, or concurrent with, any such event.

STOCK SUBJECT TO PURCHASE PLAN

         If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the Common Stock not purchased under such rights again becomes available for issuance under such plan.

FEDERAL INCOME TAX INFORMATION

         Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

         A participant will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the shares acquired, and the method of taxation will depend upon the holding period of the purchase shares.

         If the stock is disposed of at least two years after the beginning of the offering period and at least one year after the stock is transferred to the participant, then the lesser of (a) the excess of the fair market value of the stock


                                      17.

at the time of such disposition over the exercise price or (b) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Capital gains currently are generally subject to lower tax rates than ordinary income. The maximum capital gains rate for federal income tax purposes is 28% while the maximum ordinary rate is effectively 39.6% at the present time.

         If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition, and the Company may, in the future, be required to withhold income taxes relating to such ordinary income from other payments made to the participant. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be long or short-term depending on whether the stock has been held for more than one year.

         There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation).

                 1996 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

GENERAL

         In June 1996, the Board of Directors adopted, and the shareholders subsequently approved, the Directors' Plan. The Directors' Plan provides for the automatic grant of nonstatutory stock options to purchase shares of Common Stock to Non-Employee Directors of the Company. The maximum number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan is 30,000. As of February 16, 1997, options to purchase an aggregate of 6,666 shares were outstanding, no shares had been issued upon exercise of such options and 23,334 shares remained available for future grants under the Directors' Plan.

PURPOSE

         The purpose of the Directors' Plan is to retain the services of persons now serving as Non-Employee Directors of the Company (as defined below), to attract and to retain the services of persons capable of serving on the Board of Directors of the Company and to provide incentives for such persons to exert maximum efforts to promote the success of the Company.

ADMINISTRATION

         The Directors' Plan is administered by the Board of Directors of the Company. The Board has the final power to construe and interpret the Directors' Plan and options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board is authorized to delegate administration of the Directors' Plan to a committee of not fewer than three members of the Board.

ELIGIBILITY

         The Directors' Plan provides that options may be granted only to Non-Employee Directors of the Company. A "Non-Employee Director" is defined in the Directors' Plan as a director of the Company and its affiliates who is not otherwise an employee of the Company or any affiliate. Six of the Company's seven current directors are eligible to participate in the Directors' Plan.


                                      18.

TERMS OF OPTIONS

         Each option under the Directors' Plan is subject to the following terms and conditions:

         Non-Discretionary Grants. Option grants under the Directors' Plan are non-discretionary. Each Non-Employee Director will be automatically granted an option to purchase the number of shares equal to $30,000 divided by the price per share offered to the public of Common Stock upon becoming a member of the Board of Directors. Thereafter, so long as the Director continues to serve on the Board, on the date of each annual meeting of the shareholders of the Company, the Director will be automatically granted an option to purchase that number of shares of Common Stock determined by dividing $20,000 by the fair market value of one share of Common Stock on the day of the grant.

         Option Exercise. An option granted under the Directors' Plan shall vest as to 25% of the underlying shares one year following the date of grant, and as to 6.25% of the underlying shares each quarter thereafter. Such vesting is conditioned upon continued service as a director or employee of or consultant to the Company or any affiliate of the Company.

         Exercise Price; Payment. The exercise price of options granted under the Directors' Plan is equal to 100% of the fair market value of the Common Stock subject to such options on the date such option is granted.

         Transferability; Term. Under the Directors' Plan, an option may not be transferred by the optionee, except by will or the laws of descent and distribution. During the lifetime of an optionee, an option may be exercised only by the optionee.

         The term of each option commences on the date it is granted and, unless sooner terminated as set forth herein, expires on the date ("Expiration Date") ten years from the date of grant. If the optionee's service as a Non-Employee Director of the Company terminates for any reason or for no reason, the option will terminate on the earlier of the Expiration Date or the date 30 days following the date of termination of service; provided, however, that if such termination of service is due to the optionee's death, the option will terminate on the earlier of the Expiration Date or one year following the date of the optionee's death. In any and all circumstances, an option may be exercised following termination of the option's service as a Non-Employee Director of the Company only as to that number of shares as to which it was exercisable on the date of termination of such service.

         Other Provisions. The option agreement may contain such other terms, provisions and condition not inconsistent with the Directors' Plan as may be determined by the Board of Directors.

ADJUSTMENT PROVISIONS

         If there is any change in the stock subject to the Directors' Plan or subject to any option granted under the Directors' Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating, dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Directors' Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of share subject to the plan and the class, number of shares and price per share of stock subject to outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

         In the event of a dissolution, liquidation of the Company, a specified type of merger or consolidation or other corporate reorganization, to the extent permitted by law, the time during which outstanding options may be exercised will be accelerated, provided that such options have been outstanding for at least six months, and the options will be terminated if not exercised prior to such event. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an antitakeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.


                                      19.

DURATION, AMENDMENT AND TERMINATION

         The Board of Directors may amend, suspend or terminate the Directors' Plan at any time or from time to time; provided, however, that the Board may not amend the Directors' Plan with respect to the amount, price or timing of grants more often than once every six months other than to comport with changes to the Code or the Employee Retirement Income Security Act ("ERISA"). No amendment will be effective unless approved by the shareholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (i) increase the number of shares reserved for options under the plan; (ii) modify the requirements as to eligibility for participation in the plan (to the extent such modification requires shareholder approval in order for the plan to comply with the requirements of Rule 16b-3); or (iii) modify the plan in any other way if such modification requires shareholder approval in order for the plan to meet the requirements of Rule 16b-3.

FEDERAL INCOME TAX INFORMATION

         Stock options granted under the Directors' Plan are subject to federal income tax treatment pursuant to rules governing options that are not incentive stock options.

         The following is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Directors' Option Plan, does not purport to be complete and does not discuss the income tax laws of any state or foreign country in which an optionee may reside.

         Options granted under the Directors' Plan are nonstatutory options. There are no tax consequences to the optionee or the Company by reason of the grant of nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Because the optionee is a director of the Company, under existing laws, the date of taxation (and the date of measurement of taxable ordinary income) may in some instances be deferred unless the optionee files an election under Section 83(b) of the Code. The filing of a Section 83(b) election with respect to the exercise of an option may affect the time of taxation and the amount of income recognized at each such time. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of such option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year.

                     REPORT OF THE COMPENSATION COMMITTEE OF
                THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

         The Company's executive compensation program is administered by the Compensation Committee (the "Committee") of the Board of Directors. The Committee is appointed by the Board and is comprised of three non-employee Directors. The Committee advises the Board on all compensation matters concerning the Company's executive officers.

OVERALL COMPENSATION POLICY

         The Committee believes that in order for the Company to succeed it must be able to attract and retain qualified executives. The objectives of the Committee in determining the type and amount of executive officer compensation are to provide a compensation package consisting of a base salary, bonus, and long term incentives in the form of stock options that allows the Company to attract and retain talented executive officers and to align their interests with those of shareholders.

BASE SALARY

         During fiscal 1996, the base salaries for the executive officers were intended to be competitive with salaries of similar executive positions in comparable companies in the Company's industry. Annual adjustments in


                                      20.

base salaries are made effective at the beginning of the fiscal year for which they are intended to apply and therefore reflect in large part the prior year's business and individual performance achievements. The Chief Executive Officer's base salary for fiscal 1996 was determined in this manner to be $200,000, as noted in the summary compensation table.

BONUS

         Annual incentive bonuses are intended to reflect the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company, as well as the individual contribution of each officer. Accordingly, the executive officers of the Company, including the Chief Executive Officer, participate in an annual executive incentive bonus plan ("Incentive Plan") which provides for cash bonuses based upon the Company's overall financial performance and the achievement of certain specified levels of profitability for the fiscal year. Awards are made by the Board upon receiving the Compensation Committee's recommendations. The Compensation Committee annually establishes targeted profitability levels for the ensuing fiscal year in conjunction with the Company's annual financial plan. Upon the achievement of various increasing levels of profitability above the minimum target level, the Committee may choose to increase bonuses accrued to the Incentive Plan. The purpose of the Incentive Plan is to reward and reinforce executive management's commitment to achieve levels of profitability and return consistent with increasing shareholder value.

         Cash bonuses earned under the Incentive Plan are paid each year upon completion of the Company's annual audit of the results of operations for the previous fiscal year by the Company's outside auditors.

LONG TERM INCENTIVES

         The final portion of the executive officers' compensation during 1996 consisted of incentive stock options as listed in this Proxy Statement in the table entitled "Option Grants in Last Fiscal Year". It is this award that the Company has utilized to provide long term incentives.

CHIEF EXECUTIVE OFFICER COMPENSATION

         During fiscal 1996, Mr. Orval Madden, President and Chief Executive Officer of the Company and member of the Board, was eligible to participate in the same executive compensation plans as were available to other executive officers of the Company. Based on the performance of the Company in fiscal 1996 and the Committee's assessment of Mr. Madden's ongoing personal performance in the position of Chief Executive Officer, Mr. Madden received a salary increase during 1996. Among the factors considered by the Committee in its consideration of Mr. Madden's performance were net income results, new store openings, the successful completion of a public stock offering, the development of a new store prototype and the further strengthening of the Company's personnel and systems infrastructure.

         Mr. Madden's annual incentive bonus award was earned under the Incentive Plan and was based substantially on the financial performance of the Company for the fiscal year 1996. On that basis, Mr. Madden received an annual incentive bonus award of $100,000.

         Mr. Madden was granted stock options under the 1996 Plan for 10,000 shares of Common Stock on April 17, 1996, at the option price of $5.00 per share.

         The Company entered into an Employment Agreement and a Consulting Agreement with Mr. Madden in August 1994 which was amended in July 1996. The Employment Agreement provides for an employment term of three years and for an annual salary of $155,000, subject to increases and additional bonuses as determined by the Board of Directors. The Employment Agreement may be terminated without cause by either party upon 12 months notice, and terminated for cause under certain circumstances. The Consulting Agreement requires Mr. Madden to perform certain consulting services for one year following termination of his employment with the Company, if such employment is terminated for any reason other than his death or disability; provided the Company may elect not to engage Mr. Madden as a consultant if the Company has terminated him for cause. In his capacity as a


                                      21.

consultant, Mr. Madden is entitled to compensation in the amount of the higher of $155,000 or his annual base salary at the time his employment terminates. The Employment Agreement and Consulting Agreement expire in August 1997.

SECTION 162(m) OF THE INTERNAL REVENUE CODE

         Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. At this time, the amount of compensation (as defined for Code Section 162(m) purposes) paid to the Company's executive officers does not exceed the $1 million pay limit and will most likely not be affected by the statute and regulations in the near future. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

         The Compensation Committee has determined that stock options granted under the 1996 Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant shall be treated as "performance-based compensation."

                                            Compensation Committee

                                            Robert M. Jaffe
                                            Stanley E. Foster
                                            Jess R. Marzak

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Jaffe, Foster and Marzak currently serve as members of the Compensation Committee. Mr. Jaffe is President and Chief Executive Officer of Sorrento Associates, Inc., which is the general partner of Sorrento Ventures and Sorrento Equity Partners, L.P., the general partner of Sorrento Ventures II, L.P. and Sorrento Equity Partners II, L.P., the general partner of Sorrento Ventures IIB, L.P. Mr. Foster is a Co-Trustee of the Stanley & Pauline Foster Trust. Mr. Marzak is a Managing Director of BankAmerica Ventures and general partner of BA Venture Partners I. See "Certain Transactions" for a description of certain transactions involving these entities. Compensation of Messrs. Jaffe, Foster and Marzak, as well as the other non-employee members of the Board, is determined by the entire Board with a view to attracting and retaining talented individuals to serve as directors.


                                      22.

                      PERFORMANCE MEASUREMENT COMPARISON(1)

         The following graph shows a comparison of cumulative total returns for the Company, the Nasdaq CRSP Retail Trade Index, and the Nasdaq Market Index for the period that commenced September 24, 1996 (the date on which the Company's Common Stock was first traded on the Nasdaq National Market System) and ended on February 1, 1997. The graph assumes that all dividends have been reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                    OF COMPANY, PEER GROUP AND BROAD MARKET

                                    [GRAPH]

                                          FISCAL YEAR ENDING
                   --------------------------------------------------------------------
COMPANY            09/24/96    09/30/96    10/31/96    11/30/96    12/31/96    02/01/97
                   --------    --------    --------    --------    --------    --------
Hot Topic Inc       100          89.95       91.87       71.77       75.60       75.60
Peer Group          100          96.92       95.87       98.29       94.01       95.95
Broad Market        100         100.00       98.85      104.99      104.75      112.41

The Peer Group chosen was: Nasdaq CRSP Retail Index

The Broad Market Index chosen was: Nasdaq Market Index
---------------

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

         In August 1993, the Company obtained loans totaling $144,000 from certain of its shareholders, including the following shareholders: Sorrento Ventures and Sorrento Ventures II, L.P. (both affiliated with Robert M. Jaffe, Chairman of the Company's Board of Directors), and the Stanley & Pauline Foster Trust (the "Foster Trust") (affiliated with Stanley E. Foster). Pursuant to such loans, the Company issued to the shareholders warrants to purchase an aggregate 20,000 shares of Series C Preferred Stock. The warrants were valued at $9,500 in the aggregate. The loans were repaid in full by the Company in December 1993, including accrued interest of $4,016. In May and June 1996, upon exercise of these Series C Warrants, the Company sold 20,000 shares of its Series C Preferred Stock to the shareholders at a purchase price of $3.60 per share for an aggregate $72,000 cash. In connection with such exercise of the Series C Warrants, Sorrento Ventures, Sorrento Ventures II, L.P., and the Foster Trust, each acquired one share of Common Stock. Upon the closing of the Company's initial public offering on September 27, 1996, each share of Series C Preferred Stock automatically converted into 1.015902 shares of Common Stock.


                                      23.

         In each of August 1994 and August 1995, the Company sold in a private placement 805,900 shares of Series D Preferred Stock (1,611,800 shares cumulatively), in exchange for an aggregate purchase price of $8,059,000, pursuant to a Series D Preferred Stock Agreement dated July 15, 1994 (the "Series D Agreement"). The Company entered into certain other agreements in connection with the Series D Agreement. Pursuant to one such agreement, certain shareholders acquired registration rights. Further, the Company and its shareholders agreed to certain restrictions on the issuance and transfer of shares of the Company's capital stock, and to certain voting rights relating to the election of directors, all of which restrictions and voting rights were not applicable to and terminated upon the closing of the Company's initial public offering on September 27, 1996. The Company was also made a party to a reimbursement agreement whereby Mr. Madden agreed to reimburse certain other holders of the Company's Common Stock in the event of a liquidation of the Company, so that any distribution to Mr. Madden and such shareholders would be allocated among them pro rata based on Mr. Madden's and the shareholders' previous capital contributions in connection with their respective purchases of Common Stock. These reimbursement obligations terminated upon the closing of the Company's initial public offering on September 27, 1996.

         In August 1994, the Company entered into an employment agreement and a consulting agreement with Orval D. Madden. In July 1996, Mr. Madden's employment agreement was amended. See "Executive Compensation - Employment Agreements."

         Prior to the Company's initial public offering, holders of shares of the Company's Preferred Stock were entitled to preferential cumulating dividends, payable upon the closing of the Company's initial public offering (subject to release from such payment obligations under certain circumstances). In June 1996, the Board of Directors voted to amend the Company's Restated Articles of Incorporation to eliminate the dividend rights in exchange for an adjustment to the conversion prices of the outstanding Preferred Stock. Prior to such amendment, each share of Preferred Stock was convertible into one share of Common Stock. As a result of such amendment, upon the closing of the initial public offering on September 27, 1996, each share of Series A Preferred Stock converted into 1.015903 shares of Common Stock, each share of Series B Preferred Stock converted into 1.016671 shares of Common Stock, each share of Series C Preferred Stock converted into 1.015902 shares of Common Stock and each share of Series D Preferred Stock converted into 1.010037 shares of Common Stock.

         In September 1992, Orval D. Madden, the Company's President and Chief Executive Officer, entered into an agreement with the Company, Sorrento Ventures and Sorrento Ventures II, L.P. pursuant to which Mr. Madden made certain representations regarding securities issued by the Company, the Company's compliance with the provisions of certain noncompetition agreements and other matters. Pursuant to such agreement, Mr. Madden and his wife agreed to indemnify the Company, Sorrento Ventures and Sorrento Ventures II, L.P. for claims resulting from any misrepresentation or breach of the representations made by Mr. Madden in the agreement. In July 1994, this agreement was amended to include Sorrento Ventures IIB, L.P., Phillips-Smith Specialty Retail Group III, L.P., BankAmerica Ventures and Mr. Craig Foley as additional indemnitees. In connection with this agreement, Mr. Madden and his wife pledged as security to Sorrento Ventures and Sorrento Ventures II, L.P., 50,000 of their shares of Common Stock. Such pledge of stock will expire September 27, 1997, one year following the closing of the Company's initial public offering.

         The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party be reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under California law and the Company's Bylaws.


                                      24.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                        By Order of the Board of Directors

                                        /s/ Jay A. Johnson

                                        Jay A. Johnson
                                        Assistant Secretary

May 1, 1997

A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR FISCAL 1996 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST
TO: ASSISTANT SECRETARY, HOT TOPIC, INC., 3410 POMONA BOULEVARD, POMONA, CALIFORNIA 91768.


                                      25.

                                HOT TOPIC, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 3, 1997

    The undersigned hereby appoints Orval D. Madden and Jay A. Johnson, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Hot Topic, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Hot Topic, Inc. to be held at the Company's offices located at 3410 Pomona Boulevard, Pomona, California, 91768 on Tuesday, June 3 at 10:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

    UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

    MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1: To elect directors to serve for the ensuing year and until their successors are elected.

[ ] FOR all nominees listed below                        [ ] WITHHOLD AUTHORITY to
   (except as marked to the contrary below).             vote for all nominees listed below.

NOMINEES: Robert M. Jaffe, Orval D. Madden, Edgar F. Berner, Stanley E. Foster,
          Jess R. Marzak, George Peyser, Cece Smith

   TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S) WRITE THE NAME(S) OF SUCH
                               NOMINEE(S) BELOW:

--------------------------------------------------------------------------------

                   (Continued and to be signed on other side)

                          (Continued from other side)

                  MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2: To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending January 31, 1998.

             [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

DATED
--------------------------------------, 1997

                                              ----------------------------------

                                              ----------------------------------
                                                         SIGNATURE(S)

                                              PLEASE SIGN EXACTLY AS YOUR NAME
                                              APPEARS HEREON. IF THE STOCK IS
                                              REGISTERED IN THE NAMES OF TWO OR
                                              MORE PERSONS, EACH SHOULD SIGN.
                                              EXECUTORS, ADMINISTRATORS,
                                              TRUSTEES, GUARDIANS AND
                                              ATTORNEYS-IN-FACT SHOULD ADD THEIR
                                              TITLES. IF SIGNER IS A
                                              CORPORATION, PLEASE GIVE FULL
                                              CORPORATE NAME AND HAVE A DULY
                                              AUTHORIZED OFFICER SIGN, STATING
                                              TITLE. IF SIGNER IS A PARTNERSHIP,
                                              PLEASE SIGN IN PARTNERSHIP NAME BY
                                              AUTHORIZED PERSON.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.